Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com

Manor Care Announces Engagement of Financial Advisor

TOLEDO, Ohio, April 11, 2007 — Manor Care, Inc. (NYSE:HCR) today announced that it has retained JPMorgan as its exclusive financial advisor to assist the company in reviewing strategic financial and related business alternatives to enhance shareholder value.

In making the announcement, Paul A. Ormond, Manor Care’s chairman, president and chief executive officer, stated, “HCR Manor Care continues to enjoy a very strong financial position with industry-leading health care operations. Consequently, we are well-positioned to consider taking advantage of currently attractive conditions in the financial markets. We are actively evaluating a full range of opportunities for further strengthening our strategic position and maximizing value for our shareholders.”

The company cautioned that there can be no assurance that its review of strategic alternatives will result in the company pursuing any particular financial or business transaction, if any, or, if it pursues any such transaction, that it will be completed. The company also stated that it does not expect to make further announcements regarding the review until its completion and unless and until the company’s Board of Directors has approved a specific transaction or course of action.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.